Exhibit 4.4

Rules of the CRH plc

2014 Performance Share Plan

Approved by shareholders on 7 May 2014 Adopted by the Board on 13 June 2014

Amended by shareholders on 28 April 2016

Amended by the Board on 26 June 2019

Expiry date: 7 May 2024

Contents

1	DEFINITIONS AND INTERPRETATION	1

2	GRANT OF AWARDS	3

3	PERFORMANCE CONDITION	4

4	RESTRICTIONS ON TRANSFER AND BANKRUPTCY	4

5	DIVIDEND EQUIVALENTS	4

6	INDIVIDUAL LIMIT	4

7	PLAN LIMITS	4

8	REDUCTION AND RECOVERY	5

9	VESTING AND EXERCISE	6

10	TAXATION AND REGULATORY ISSUES	7

11	CASH EQUIVALENT	7

12	CESSATION OF EMPLOYMENT	8

13	CORPORATE EVENTS	9

14	ADJUSTMENTS	11

15	AMENDMENTS	11

16	LEGAL ENTITLEMENT	11

17	GENERAL	12

SCHEDULE 1		14

1.	CASH AWARDS	14

SCHEDULE 2		15

US PARTICIPANTS		15

THE CRH PLC 2014 PERFORMANCE SHARE PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Award”	a Conditional Award or a Nil-Cost Option;

“Board”	subject to rule 13.9, the board of the Company or any duly authorised committee of the board;

“Company”	CRH plc registered in Ireland under number 12965;

“Conditional Award”	a conditional award of Shares in accordance with the rules of the Plan with no Exercise Period;

“Control”	the meaning given by section 432 of Part 13, Chapter 1 of TCA 1997;

“Dealing Day”	any day on which the London Stock Exchange is open for business;

“Dealing Restrictions”	restrictions imposed by the Company’s share dealing code, the Listing Rules or any applicable laws or regulations which impose restrictions on share dealing;

“Eligible Employee”	an employee (including an executive director) of the Company or any of its Subsidiaries;

“Executive Share Plan”	any discretionary employee share plan adopted by the Company which is not an all employee share plan in which participation is offered on similar terms to all or substantially all employees of the Company or any of its subsidiaries whose employees are eligible to participate in the arrangement (provided that all or substantially all employees are not directors of the Company);

“Exercise Period”	the period during which a Nil-Cost Option may be exercised;

“GDPR”	the EU General Data Protection Regulation 2016/679;

“Grant Date”	the date on which an Award is granted;

“Grant Period”

the period of 42 days commencing on:

i)   the day on which the Plan is approved by shareholders of the Company in general meeting;

ii)  the Dealing Day after the day on which the Company makes an announcement of its results for any period; or

iii)   any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards;

unless the Company is restricted from granting Awards under the Plan during the periods specified above as a result of any Dealing Restrictions, in which case the relevant Grant Period will be 42 days commencing on the Dealing Day after such Dealing Restrictions are lifted;

“Group Member”	the Company, any Subsidiary of the Company, any company which is (within the meaning of section 155 Companies Act 1963) the Company’s holding company or a Subsidiary of the Company’s holding company;

“Holding Period”

the period beginning on the first day immediately following:

i)   the date on which the Board determines that any applicable Performance Condition has been met; or

ii)  such other date as determined by the Board

and ending on the fifth anniversary of the Grant Date, unless the Board determines otherwise;

“Internal Reorganisation”	where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Listing Rules”	the UKLA’s listing rules, as amended from time to time;

“Nil-Cost Option”	a right granted under seal to acquire Shares in accordance with the terms of the Plan during an Exercise Period on the basis that the exercise of such right shall be without cost to the Participant;

“Normal Vesting Date”

the date on which an Award will normally Vest, which:

i)   in respect of an Award which is subject to a Holding Period, will be the day immediately following the end of such Holding Period; and

ii)  in respect of an Award which is not subject to a Holding Period, will be:

•  the date on which the Board determines that the Performance Condition has been satisfied in accordance with rule 9 (or such later date determined by the Board), where a Performance Condition applies to the Award; or

•  the third anniversary of the Grant Date (or such other date determined by the Board), where no Performance Condition applies to the Award;

“Participant”	any person who holds an Award or following his death, his personal representatives;

“Performance Condition”	a condition or conditions imposed under rule 3.1 which relates to performance;

“Performance Period”	the period over which a Performance Condition will be measured which, unless the Board determines otherwise, will be at least three years;

“Plan”	the CRH plc 2014 Performance Share Plan in its present form or as from time to time amended;

“Recovery Period”	the period determined by the Board on or before the Grant Date during which it may operate the recovery provisions at rules 8.1.4 to 8.1.6;

“Share”	a fully paid ordinary share in the capital of the Company;

“Subsidiary”	the meaning given by section 155 of the Companies Act 1963;

“Tax Liability”	any tax or social security contributions liability in connection with an Award for which the Participant is liable and for which any Group Member or former Group Member is obliged to account to any relevant authority;

“TCA”	the Taxes Consolidation Act 1997;

“Trustee”	the trustee or trustees for the time being of any employee benefit trust, the beneficiaries of which include Eligible Employees;

“UKLA”	the United Kingdom Listing Authority (or other relevant authority);

“Vest”

i)   in relation to a Conditional Award, the point at which a Participant becomes entitled to receive the Shares; and

ii)  in relation to a Nil-Cost Option, the point at which it becomes capable of exercise,

and “Vesting” and “Vested” will be construed accordingly.

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa; and

1.2.3	the masculine include the feminine and vice versa.

1.3	Headings do not form part of the Plan.

2	GRANT OF AWARDS

2.1

Subject to rule 2.2, during a Grant Period, the Board may grant an Award to an Eligible Employee in its absolute discretion subject to the rules of the Plan and upon such additional terms as the Board may determine, including the length of the Recovery Period.

2.2

The grant of an Award will be subject to obtaining any approval or consent required by the UKLA (or other relevant authority), any Dealing Restrictions and any other applicable laws or regulations in any jurisdiction.

2.3

Awards will be granted in such manner as determined by the Board and as soon as practicable after the Grant Date, Participants must be notified of the terms of their Award including any Performance Condition and the length of the Recovery Period.

2.4	No Award may be granted under the Plan after the tenth anniversary of the date on which the Plan was approved by the shareholders of the Company.

3	PERFORMANCE CONDITION

3.1

Unless the Board determines otherwise, the Vesting of Awards will be subject to the satisfaction of a Performance Condition, provided that the Vesting of an Award granted to an executive director of the Company must be subject to the satisfaction of a Performance Condition. Subject to rules 12 and 13, the Performance Condition will be measured over the Performance Period.

3.2

The Board may amend or substitute a Performance Condition if one or more events occur which cause the Board to consider that a substituted or amended Performance Condition would be more appropriate and would not be materially less difficult to satisfy.

4	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

4.1

An Award must not be transferred, assigned, charged or otherwise disposed of in any way (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so.

4.2	An Award will lapse immediately if the Participant is declared bankrupt.

5	DIVIDEND EQUIVALENTS

5.1	The Board may:

5.1.1

grant an Award on the basis that the number of Shares to which the Award relates will be increased by deeming some or all dividends (excluding special dividends, unless the Board determines otherwise) that would have been paid on Shares in respect of which the Award Vests from the Grant Date until the date of Vesting to have been invested in the purchase of additional Shares on such terms (including the deemed purchase price(s) and whether the dividend withholding tax credit is included or excluded) as the Board will determine; or

5.1.2

determine at any time that a Participant will be entitled to a benefit calculated by reference to the value of some or all of the dividends (excluding special dividends, unless the Board determines otherwise) that would have been paid on Shares in respect of which the Award Vests from the Grant Date until the date of Vesting and the Board will determine if the benefit will be delivered in the form of cash or Shares and the basis on which the benefit will be calculated.

together the “Dividend Equivalent Entitlements”.

6	INDIVIDUAL LIMIT

6.1

No Eligible Employee may be granted Awards which would, at the time they are granted, cause the market value (as determined by the Board) of all the Shares subject to Awards granted to that Eligible Employee in respect of a particular financial year of the Company to exceed 365% of his annual salary and to the extent any Award exceeds this limit it will be scaled back accordingly.

7	PLAN LIMITS

7.1

The Board must not grant an Award which would, on the day before the Grant Date, cause the number of Shares allocated under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents ten per cent of the ordinary share capital of the Company in issue at that time.

7.2

The Board must not grant an Award which would, on the day before the Grant Date, cause the number of Shares allocated under the Plan and under any Executive Share Plan to exceed such number as represents five per cent of the ordinary share capital of the Company in issue at that time.

7.3

Subject to rules 7.4 and 7.5, in determining the limits set out in rules 7.1 and 7.2 Shares are treated as allocated if they have been newly issued by the Company or transferred from treasury to satisfy an option, award or other right granted during the previous ten years (an “award”), or in the case of such an award in respect of which Shares are yet to be delivered, if the Board intends that new Shares will be issued or that Shares from treasury will be transferred and for these purposes the number of Shares allocated includes:

7.3.1	Shares which have been issued or may be issued to any Trustee; and

7.3.2	Shares which have been or may be transferred from treasury to any Trustee in either case for the Trustee to then transfer to satisfy an award (unless these Shares have already been counted under this rule).

7.4

The Board may determine that Shares transferred from treasury will cease to count as allocated for the purposes of rule 7.3 if guidelines published by institutional investor representative bodies no longer require such Shares to be counted.

7.5	The number of Shares allocated does not include:

7.5.1	Shares in respect of which the right to acquire such Shares lapses or is released; and

7.5.2	existing Shares other than treasury Shares which are transferred or to which an award relates; and

7.5.3	Shares allocated in respect of awards which are then satisfied in cash.

7.6	If the Board purports to grant one or more Awards which are inconsistent with the limits in this rule 7:

7.6.1	if only one Award is purported to be so granted, that Award will be limited and will take effect from the Grant Date over the maximum number of Shares permitted by those limits; and

7.6.2

if more than one Award is purported to be so granted, each such Award will be reduced as determined by the Board and will take effect from the Grant Date over the maximum number of Shares permitted by those limits.

7.7	The Board may make such adjustments to the method of assessing the limits set out in rules 7.1 and 7.2 as it considers appropriate in the event of any variation of the Company’s share capital.

8	REDUCTION AND RECOVERY

8.1

Notwithstanding any other rule of the Plan, the Board may, in circumstances in which the Board considers such action is reasonable and appropriate, and in its absolute discretion, determine at any time prior to the Vesting of an Award to:

8.1.1	reduce the number of Shares to which an Award relates;

8.1.2	cancel an Award; or

8.1.3	impose further conditions on an Award;

and at any time before the end of the Recovery Period which relates to an Award granted on or after 26 June 2019:

8.1.4	take any of the actions set out in rules 8.1.1 to 8.1.3 in respect of an Award under which Shares or cash have not been delivered to a Participant;

8.1.5	require a Participant to make a cash payment to the Company in respect of some or all of the Shares or cash delivered to him under the Award; or

8.1.6	require a Participant to transfer for nil consideration some or all of the Shares delivered to him under the Award and the Board will have the discretion to reasonably determine the basis on which the amount of cash or Shares is calculated including whether and if so to what extent to take account of any tax or social security liability applicable to the Award.

8.2	Such circumstances include, but are not limited to:

8.2.1	a material misstatement of the Company’s audited financial results;

8.2.2	a material failure of risk management by the Company, any Group Member or a relevant business unit;

8.2.3	serious reputational damage to the Company, any Group Member or a relevant business unit as a result of the Participant’s misconduct or otherwise.

8.3	If the Board exercises its discretion in accordance with this rule 8, it will confirm this in writing to each affected Participant and, if necessary, the Trustee.

8.4

In relation to Awards granted on or after 26 June 2019, the Board may take any of the actions set out in rules 8.1.1 to 8.1.3 in order to effect the recovery of sums paid or Shares delivered under any reduction and recovery (malus or clawback) provisions that are included in any incentive plan (including the Plan) operated by any Group Member.

8.5

In relation to Awards granted on or after 26 June 2019 if the action or conduct of any Participant, Group Member or relevant business unit is under investigation by the Company, or the Company has been notified by a third party that an investigation into such action or conduct has begun, before the end of the Recovery Period, and such investigation has not been or is not expected to be concluded by that date, and it is reasonably determined by the Board that such an investigation may potentially lead to the operation of any of the recovery or retention provisions in rules 8.1.4 to 8.1.6, notwithstanding that any Participant may dispute the appropriateness, conduct or outcome of such an investigation, the Board may extend the Recovery Period to end on such later date as the Board considers appropriate to allow such investigation to be concluded.

8.6	For the purposes of this rule 8, references to:

8.6.1	a Participant include former Participants; and

8.6.2	a Group Member or a relevant business unit include any former Group Member of former business unit.

9	VESTING AND EXERCISE

9.1

As soon as reasonably practicable after the end of the Performance Period relating to an Award in respect of which a Performance Condition has been imposed under rule 3, the Board will determine if and to what extent the Performance Condition has been satisfied. To the extent that it has not been satisfied in full, the remainder of the Award will lapse immediately.

9.2	Subject to rules 9.4, 12 and 13, an Award will Vest:

9.2.1	on the Normal Vesting Date; or

9.2.2

if on the Normal Vesting Date (or on any other date on which an Award is due to Vest under rule 12 or 13) a Dealing Restriction applies to the Award, on the date on which such Dealing Restriction lifts; and

a Nil-Cost Option may then be exercised until the seventh anniversary of the Grant Date (or such earlier date as the Board may determine on or prior to the Grant Date) in such manner as the Board determines, after which time it will lapse.

9.3

Subject to rules 10 and 11, where a Conditional Award has Vested or a Nil-Cost Option has been exercised, the number of Shares in respect of which the Award has Vested or been exercised together with any additional Shares or cash to which a Participant becomes entitled under rule 5 will be issued, transferred or paid (as applicable) to the Participant within 30 days.

9.4

In exceptional circumstances, the Board may determine that an Award which is subject to a Holding Period will Vest on the Normal Vesting Date for an Award that is not subject to a Holding Period, and the rules of the Plan will be construed accordingly.

10	TAXATION AND REGULATORY ISSUES

10.1

A Participant will be responsible for and indemnifies each relevant Group Member and the Trustee against any Tax Liability relating to his Award and any subsequent Dividend Equivalent Entitlements. Any Group Member and/or the Trustee may withhold an amount equal to such Tax Liability from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired subject to the Award or the Dividend Equivalent Entitlements to realise an amount equal to the Tax Liability.

10.2

The Vesting of a Conditional Award, the exercise of a Nil-Cost Option and the issue or transfer of Shares under the Plan will be subject to any Dealing Restrictions or any applicable laws or regulations in any jurisdiction.

11	CASH EQUIVALENT

11.1

Subject to rule 11.2, at any time prior to the date on which an Award has Vested or, in the case of a Nil-Cost Option, has been exercised, the Board may determine that, in substitution for his right to acquire some or all of the Shares to which his Award relates, the Participant will instead receive a cash sum. The cash sum will be equal to the market value (as determined by the Board) of that number of the Shares which would otherwise have been issued or transferred and for these purposes:

11.1.1	in the case of a Conditional Award, market value will be determined on the date of Vesting;

11.1.2	in the case of a Nil-Cost Option, market value will be determined on the date of exercise; and

11.1.3

the cash sum will be paid to the Participant within 30 days after the Vesting of the Conditional Award or the exercise of the Nil-Cost Option, net of any deductions (including but not limited to any Tax Liability or similar liabilities) as may be required by law.

11.2	The Board may determine that this rule 11 will not apply to an Award, or any part of it.

12	CESSATION OF EMPLOYMENT

12.1	If a Participant ceases to hold office or employment with a Group Member other than in accordance with rules 12.2 or 12.3, his Award (whether or not Vested) will lapse at that time.

12.2	If a Participant dies:

12.2.1	unless the Board determines otherwise, an Award which has not Vested at the date of his death will Vest as soon as practicable thereafter in accordance with rule 12.2.2;

12.2.2

the number of Shares in respect of which an Award Vests pursuant to rule 12.2.1 will be determined by the Board in its absolute discretion, taking into account the extent to which any Performance Condition imposed under rule 3 has been satisfied and, if the Board so determines, the period of time that had elapsed from the Grant Date to the date of death (or if his death occurs during an applicable Holding Period, to the beginning of the Holding Period). To the extent that an Award does not Vest in full, the remainder will lapse immediately; and

12.2.3	a Nil-Cost Option may then be exercised, subject to rule 13, during the period of 12 months from the date of death (or such other period as the Board may determine), after which time it will lapse.

12.3	If a Participant ceases to hold office or employment with a Group Member as a result of:

12.3.1	ill-health, injury or disability;

12.3.2

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

12.3.3	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

unless the Board determines that an Award will Vest in accordance with rule 12.4, an Award which has not yet Vested as at the date of cessation will continue and Vest, subject to rule 13, in accordance with rule 12.5 on the Normal Vesting Date.

12.4

If the Board determines that an Award which has not Vested at the date of cessation will Vest in accordance with this rule 12.4, it will Vest as soon as practicable following the date of cessation in accordance with rule 12.5.

12.5	The number of Shares in respect of which the Award Vests pursuant to rule 12.3 or 12.4 will be determined by the Board in its discretion, taking into account:

12.5.1

the extent to which the Performance Condition has been satisfied at the end of the Performance Period (if rule 12.3 applies) or at the date of cessation of office or employment (if rule 12.4 applies); and

12.5.2

unless the Board determines otherwise, the period of time that has elapsed from the Grant Date to the date of cessation of office or employment (or, if such cessation occurs during an applicable Holding Period, to the beginning of the Holding Period).

and the extent that an Award does not Vest in full, the remainder will lapse immediately. A Nil-Cost Option may be exercised for a period of six months (or such other period as the Board may determine) from the date of Vesting after which time it will lapse.

12.6

If a Participant ceases to hold office or employment with a Group Member as a result of a reason referred to in rules 12.2 to 12.3 a Nil-Cost Option which has Vested prior to the date of cessation may be exercised subject to rule 13 during the period of six months from the date of the Participant’s cessation of office or employment (or such other period as the Board may determine), after which time it will lapse.

12.7	For the purposes of the Plan, no person will be treated as ceasing to hold office or employment with a Group Member until that person no longer holds:

12.7.1	an office or employment; or

12.7.2	a right to return to work

with any Group Member.

13	CORPORATE EVENTS

13.1

Where any of the events described in rule 13.3 occur, then subject to rules 13.7 and 13.8, all Awards which have not yet Vested will Vest in accordance with rule 13.2 at the time of such event unless they Vest earlier in accordance with rule 13.4. Vested Nil-Cost Options will be exercisable for one month from the date of the relevant event, after which time all Nil-Cost Options will lapse.

13.2

An Award will Vest pursuant to rule 13.1 taking into account, in the context of all factors which the Board considers relevant, the extent to which any Performance Condition has been satisfied and, unless the Board determines otherwise, the period of time from the Grant Date to the date of the relevant event (or if the event occurs during an applicable Holding Period, to the beginning of the Holding Period, if the Board so determines). To the extent that an Award does not Vest, or is not exchanged in accordance with rules 13.7 and 13.8, it will lapse immediately.

13.3	The events referred to in rule 13.1 are:

13.3.1	General offer

If any person (either alone or together with any person acting in concert with him):

i)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

ii)	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

13.3.2	Scheme of arrangement

A compromise or arrangement in accordance with section 201 of the Companies Act 1963 for the purposes of a change of Control of the Company which is sanctioned by the Court.

13.4	Loss of corporation tax deduction

If the Board determines that there would be a loss of corporation tax deduction under Part 12 of the UK Corporation Tax Act 2009 (or any similar legislation or rules in a jurisdiction outside Ireland) if Awards were to Vest on or after an event described in rule 13.3, then the Board may resolve that Awards will Vest on an earlier date.

13.5	Winding-up

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company, the Board will determine:

13.5.1

whether and to what extent Awards which have not yet Vested will Vest, taking into account, in the context of all factors which the Board considers relevant, the extent to which any Performance Condition has been satisfied and, unless the Board determines otherwise, the period of time from the Grant Date to the date of the relevant event (or if the event occurs during an applicable Holding Period, to the beginning of the Holding Period, if the Board so determines); and

13.5.2	the period of time during which any Vested Nil-Cost Option may be exercised, after which time it will lapse.

To the extent that an Award does not Vest it will lapse immediately.

13.6	Other events

If the Company is or may be affected by a merger with another company, demerger, delisting, special dividend or other event which in the opinion of the Board, may affect the current or future value of Shares, the Board may determine that the following provisions will apply:

13.6.1	an Award will Vest on such terms as the Board may determine;

13.6.2

if an Award Vests under this rule 13.6, it will Vest taking into account, in the context of all factors which the Board considers relevant, the extent to which any Performance Condition has been satisfied and, unless the Board determines otherwise, the period of time from the Grant Date to the date of the relevant event (or if the event occurs during an applicable Holding Period, to the beginning of the Holding Period, if the Board so determines); and

13.6.3	to the extent that the Award does not Vest, it will lapse immediately, unless the Board determines otherwise.

The Board will then also determine the period during which any Vested Nil-Cost Option may be exercised, after which time it will lapse.

13.7	Exchange

An Award will not Vest under rule 13.1 but will be exchanged on the terms set out in rule 13.8 to the extent that:

13.7.1	an offer to exchange the Award (the “Existing Award”) is made and accepted by a Participant;

13.7.2	there is an Internal Reorganisation; or

13.7.3	the Board decides (before the relevant event) that an Existing Award will be exchanged automatically.

13.8	Exchange terms

If this rule 13.8 applies, the Existing Award will not Vest but will be exchanged in consideration of the grant of a new award which, in the opinion of the Board, is equivalent to the Existing Award, but relates to shares in a different company (whether the acquiring company or a different company).

13.9	Meaning of Board

Any reference to the Board in this rule 13 means the members of the Board immediately prior to the relevant event.

14	ADJUSTMENTS

14.1	The number of Shares subject to an Award may be adjusted in such manner as the Board determines, in the event of:

14.1.1	any variation of the share capital of the Company; or

14.1.2	a merger with another company, demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Board, affect the current or future value of Shares.

14.2	The Board may also adjust any Performance Condition.

15	AMENDMENTS

15.1	Except as described in this rule 15, the Board may at any time amend the rules of the Plan or the terms of any Award.

15.2	Subject to rule 15.3, no amendment to the advantage of Eligible Employees and/or Participants will be made under this rule 15 to the provisions relating to:

15.2.1	the persons to whom, or for whom, Shares or cash are provided under the Plan;

15.2.2	limitations on the number or amount of Shares or cash subject to the Plan;

15.2.3	the maximum entitlement for any one Participant;

15.2.4	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash to be provided under the Plan;

15.2.5	the adjustments that may be made in the event of a variation of capital; and

15.2.6	the terms of this rule 15.2

without prior approval of the members of the Company in general meeting.

15.3

Rule 15.2 will not apply to any minor amendment which is to benefit the administration of the Plan or is necessary or desirable to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for any Group Member or Participant.

15.4	No amendment to the material disadvantage of existing rights of Participants (except in respect of the Performance Condition) will be made under rule 15.1 unless:

15.4.1	every Participant who may be affected by such amendment has been invited to indicate whether or not he approves the amendment; and

15.4.2	the amendment is approved by a majority of those Participants who have so indicated.

16	LEGAL ENTITLEMENT

16.1

This rule 16 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful. Participation in the Plan is permitted only on the basis that the Eligible Employee accepts all the provisions of these rules, including in particular this rule 16.

16.2

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, his participation in the Plan.

16.3	Awards will not (except as may be required by taxation law) form part of the emoluments of any Participant or count as wages or remuneration for pension or other purposes.

16.4

Nothing in the Plan or its operation will confer on any person any right to continue in employment and neither will it affect the right of any Group Member to terminate the employment of any person without liability at any time (with or without cause) or impose upon the Board or any other person any duty or liability whatsoever in connection with:

16.4.1	the lapsing of an Award pursuant to the Plan;

16.4.2	the failure or refusal to exercise any discretion under the Plan; or

16.4.3	a Participant ceasing to hold office or employment for any reason whatsoever.

16.5

The grant of any Award to a Participant does not create any right for that Participant to be granted any further Awards or to be granted Awards on any particular terms, including the number of Shares to which Awards relate.

16.6	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

16.6.1	any loss of office or employment;

16.6.2	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

16.6.3	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

16.6.4	the operation, suspension, termination or amendment of the Plan.

16.7

Each of the provisions of each rule of the Plan is entirely separate and independent from each of the other provisions of each rule. If any provision is found to be invalid then it will be deemed never to have been part of the rules of the Plan and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of the rules of the Plan.

17	GENERAL

17.1

The Plan will terminate upon the date stated in rule 2.4, or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the existing rights of Participants.

17.2

Shares issued or transferred from treasury under the Plan will rank equally in all respects with the Shares then in issue, except that they will not rank for any voting, dividend or other rights attaching to Shares by reference to a record date preceding the date of issue or transfer from treasury.

17.3

The personal data of any Eligible Employee, Participant or former Participant may be processed in connection with the operation of the Plan in accordance with the Group’s prevailing data protection policy and as notified to Eligible Employees in accordance with the GDPR. By participating in the Plan, a Participant consents (otherwise than for the purposes of the GDPR) to the processing of their personal data in connection with the operation of the Plan.

17.4

The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

17.5

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

17.6

The rules of the Plan are governed by Irish law. The Irish courts will have jurisdiction to settle any dispute in relation to the Plan. The jurisdiction agreement contained in this rule is made for the benefit of the Company only, which accordingly retains the right (i) to bring proceedings in any other court of competent jurisdiction; or (ii) to require any dispute to be settled in accordance with rule 17.7. By accepting the grant of an Award, a Participant is deemed to have agreed to submit to such jurisdiction.

17.7

All disputes in relation to the Plan may be referred by the Company to arbitration pursuant to the provisions of the Arbitration Act 2010 and any Participant so affected will submit to such arbitration.

SCHEDULE 1

1.	CASH AWARDS

The rules of the CRH plc 2014 Performance Share Plan will apply to a right to receive a cash sum granted under this Schedule 1 as if it was either a Conditional Award (a “Cash Conditional Award”) or a Nil-Cost Option (a “Cash Option”), except as set out in this Schedule 1. Where there is any conflict between the rules of the Plan and this Schedule 1, the terms of this Schedule 1 will prevail.

1.1	Each Cash Conditional Award or Cash Option will relate to a certain number of notional Shares.

1.2

On the Vesting of a Cash Conditional Award or the exercise of a Cash Option the Participant will be entitled to receive a cash sum, calculated by reference to the value of the number of notional Shares to which the Cash Conditional Award or the Cash Option relates, on the following basis:

1.2.1

in the case of a Cash Conditional Award the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Conditional Award relates on the date of Vesting; and

1.2.2	in the case of a Cash Option the cash sum will be equal to the market value (as determined by the Board) of the notional Shares to which the Cash Option relates on the date of exercise.

1.3

The cash sum payable under paragraph 1.2 above will be paid to the Participant as soon as practicable after the Vesting of the Cash Conditional Award or the exercise of the Cash Option, net of any deductions (including, but not limited to, any Tax Liability or similar liabilities) as may be required by law.

1.4	A Cash Conditional Award or Cash Option will not confer any right on the holder to receive Shares or any interest in Shares.

SCHEDULE 2

US PARTICIPANTS

The rules of the CRH plc 2014 Performance Share Plan will apply to Awards held by Participants, who are or who may become, subject to US tax or social security contributions liability in connection with an Award, except as set out in this Schedule 2. Where there is any conflict between the rules of the Plan and this Schedule 2, the terms of this Schedule 2 will prevail.

1.	DEFINITIONS AND INTERPRETATION

1.1	An Award granted under this Schedule 2 may only be made in the form of a Conditional Award and the rules of the Plan, as amended by this Schedule 2, will be construed accordingly.

2.	GRANT OF AWARDS

2.1	The following new rule 2.5 will be added to rule 2:

“If a Participant becomes subject to any US tax or social security contributions liability in connection with an Award after the Grant Date, any unvested Nil-Cost Options and any unvested Cash Options that he holds at that time will be converted without any further action on the part of the Participant or the Company into Conditional Awards or Cash Conditional Awards, respectively. Such Conditional Awards and Cash Conditional Awards will be governed by the terms of this Schedule 2.”

3.	VESTING AND EXERCISE

3.1	The following wording in rule 9.3 will be deleted: “within 30 days” and be replaced with “no later than 31 December of the year in which Vesting occurs”.

4.	CASH EQUIVALENT

4.1	The following wording in rule 11.1.3 will be deleted: “within 30 days” and be replaced with “no later than 31 December of the year in which Vesting occurs”.

5.	CESSATION OF EMPLOYMENT

5.1	Rule 12 will be deleted and replaced with the following wording:

“12.1	If a Participant ceases to hold office or employment with a Group Member other than in accordance with rules 12.2 or 12.3, his Award (whether or not Vested) will lapse at that time.

12.2	If a Participant dies:

12.2.1	an Award which has not Vested at the date of his death will Vest as soon as practicable thereafter in accordance with rule 12.2.2;

12.2.2

the number of Shares in respect of which an Award Vests pursuant to rule 12.2.1 will be determined by the Board in its absolute discretion, taking into account the extent to which any Performance Condition imposed under rule 3 has been satisfied and, if the Board so determines, the period of time that had elapsed from the Grant Date to the date of death (or if his death occurs during an applicable Holding Period, to the beginning of the Holding Period if the Board so determines). To the extent that an Award does not Vest in full, the remainder will lapse immediately.

12.3	If a Participant ceases to hold office or employment with a Group Member as a result of:

12.3.1	ill-health, injury or disability;

12.3.2

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

12.3.3	any other reason at the Board’s discretion, except where a Participant is summarily dismissed,

an Award which has not yet Vested will Vest pursuant to rule 12.4, to the extent determined in accordance with rule 12.5.

12.4	Where:

12.4.1

the cessation of office or employment occurs during any Performance Period, then unless the Board determines that the Award will Vest on the date of cessation, the Award will Vest on the date on which the Board determines that any Performance Condition has been satisfied in accordance with rule 9.1; or

12.4.2

the cessation of office or employment does not occur during a Performance Period (either because no Performance Period applies to the Award or because the cessation of office of employment occurs following the end of the Performance Period), the Award will Vest on the date of cessation.

12.5

The number of Shares in respect of which an Award Vests pursuant to rule 12.4 will be determined by the Board in its discretion, taking into account the extent to which any Performance Condition imposed under rule 3 has been satisfied and, if the Board so determines, the period of time that had elapsed from the Grant Date to the date of cessation of office or employment (or if such cessation occurs during an applicable Holding Period, to the beginning of the Holding Period if the Board so determines). To the extent that an Award does not Vest in full, the remainder will lapse immediately.

12.6

Following the Vesting of an Award pursuant to rules 12.4 and 12.5, subject to rule 12.7, the Vested Shares will be released to the Participant no later than 31 December of the year in which Vesting occurs.

12.7	For the purposes of the Plan, no person will be treated as ceasing to hold office or employment with a Group Member until that person no longer holds:

12.7.1	an office or employment; or

12.7.2	a right to return to work

with any Group Member.

6.	AMENDMENTS

6.1	The following rule 15.5 will be added to rule 15:

“Notwithstanding the provisions of this rule 15, any such amendment will only be effective to the extent that it complies with s.409A of the US Internal Revenue Code of 1986 as amended from time to time.”

7.	CASH AWARDS

7.1	The following wording will be added to paragraph 1.3 after the words “Cash Option”:

“(but in any event no later than 31 December in the calendar year in which a Cash Conditional Award Vests)”